Exhibit 99.1

Rocket Companies to Acquire Redfin,
Accelerating Purchase Mortgage Strategy
•Most-visited real estate brokerage website joins with largest mortgage lender
•Connects Redfin’s nearly 50 million monthly visitors to Rocket’s mortgage products
•Rocket Companies to collapse “Up-C” structure and declares a special cash dividend of $0.80 per share of Class A common stock to be paid on April 3
•Rocket to host conference call and webcast today at 8:00 a.m. ET
DETROIT and SEATTLE, March 10, 2025 – Rocket Companies (NYSE: RKT), the Detroit-based fintech platform consisting of mortgage, real estate and personal finance businesses, today announced it has entered into an agreement to purchase Redfin (NASDAQ: RDFN), a leading digital real estate brokerage, in an all-stock transaction for a value of $12.50 per Redfin share, or $1.75 billion of equity value.
Founded in 2004, Redfin is one of America’s most recognized real estate brands, operating a top-three home search platform with more than 1 million for-sale and rental listings and a tech-powered brokerage of more than 2,200 agents.
"Rocket and Redfin have a unified vision of a better way to buy and sell homes,” said Varun Krishna, CEO of Rocket Companies. “Together, we will improve the experience by connecting traditionally disparate steps of the search and financing process with leading technology that removes friction, reduces costs and increases value to American homebuyers.”
For 40 years, Rocket’s digital platform has grown to provide home financing in all 50 states across 3,000+ counties and parishes. By combining Redfin’s home search and real estate agent network with Rocket’s mortgage origination and servicing capabilities, the company envisions a more seamless experience from search to close, to servicing and future transactions.
“Rocket and Redfin’s approaches to lending and brokerage service have always been two halves of one vision to make the whole home-buying process magical,” said Glenn Kelman, CEO of Redfin. “We want a customer to be able to check her phone to find out what she can afford, see which homes are just right for her, schedule a tour with a local, expert Redfin agent, and get pre-qualified for a loan, all in a matter of minutes. Varun and I see how much better real estate could be when AI guides customers not just through that first step in their search, but all the way home, through the sale, the loan and then a lifetime of accumulating equity and wealth.”

Significant Strategic and Financial Benefits
Bringing Rocket Companies and Redfin together is expected to:
•Introduce more consumers to the Rocket ecosystem: Rocket Companies will benefit from Redfin’s nearly 50 million monthly visitors, 1 million active purchase and rental listings and staff of 2,200+ real estate agents across 42 states - with Redfin agents ranking in the top 1% of agents working at any nationwide brokerage.
•Drive Rocket’s purchase mortgage growth: The transaction will generate significant revenue synergies across search, real estate brokerage, mortgage origination, title and servicing. Rocket will match homebuyers with the best real estate agents and the best loan officers across the combined companies. In 2024, Rocket saw an 8% year-over-year increase in purchase market share and aims to further accelerate growth through this acquisition.
•AI, technology and personalization at scale: With more than 14 petabytes of combined data, Rocket gains unparalleled consumer insights, including information about homebuyers, seller and agents across a data repository of 100 million properties. This data will strengthen Rocket’s AI models enabling easier and more personalized and automated consumer experiences.
•Achieve significant synergies and earnings accretion: Rocket expects the combined company to achieve more than $200 million in run-rate synergies by 2027, including approximately $140 million in cost synergies from rationalization of duplicative operations and other costs. In addition, Rocket expects more than $60 million in revenue synergies from pairing the company’s financing clients with Redfin real estate agents, and from driving clients working with Redfin agents to Rocket’s mortgage, title and servicing offerings. The transaction is expected to be accretive to Rocket Companies’ adjusted earnings per share by the end of 2026. Rocket Companies will maintain its strong balance sheet and conservative leverage profile upon close of the transaction.
Under the terms of the agreement, each share of Redfin common stock will be exchanged for a fixed ratio of 0.7926 shares of Rocket Companies Class A common stock, which represents a premium of 63% over the volume weighted average price (VWAP) of Redfin’s common stock for the 30 days ending March 7, 2025. Upon completion of the transaction, current Rocket Companies shareholders will own approximately 95% of the combined company on a fully diluted basis, while Redfin shareholders will own approximately 5%.
Timing and Approvals
The transaction has been approved by the Boards of Directors of both Rocket Companies and Redfin. It is expected to close in the second or third quarter of 2025,

subject to approval by Redfin shareholders and the satisfaction of other closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Upon closing of the transaction, it is expected that Redfin CEO Glenn Kelman will continue to lead the Redfin business, reporting to Rocket Companies’ CEO Varun Krishna.
Advisors
Morgan Stanley & Co. LLC is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Rocket Companies. Goldman Sachs & Co LLC is acting as financial advisor and Fenwick & West LLP is acting as legal counsel to Redfin.
Transaction Conference Call
Rocket Companies will conduct a conference call today at 8:00 a.m. ET to discuss the transaction. A live webcast of the event will be available on the investor relations section of Rocket Companies' website at ir.rocketcompanies.com. A replay of the webcast will be available for all stakeholders on the investor relations website following the conclusion of the event.
Update to Rocket Companies Up-C structure
Rocket Companies also announced it has entered into an agreement to simplify its organizational and capital structure. Under the agreement, Rocket Companies will collapse its current “Up-C” structure, eliminate its high-vote / low-vote structure and reduce its classes of common stock from four to two (the “Up-C Collapse”). Following the Up-C Collapse, the public stockholders will continue to hold their current shares of common stock, while Dan Gilbert and the other stockholders of Rock Holdings Inc. (RHI) will hold shares of common stock directly in Rocket Companies, instead of through RHI, and will no longer hold limited liability company units of Rocket, LLC, the principal operating subsidiary of Rocket Companies. Additionally, shares of common stock to be directly held by Dan Gilbert and other stockholders of RHI will carry one vote per share, as opposed to the 10 votes per share of the Class D common stock they currently hold, and will be subject to a lock up. The Up-C Collapse will simplify Rocket’s organizational structure, enhancing equity liquidity, improving its ability to use its common stock as acquisition currency in acquisition transactions, including the acquisition of Redfin, and creating a clearer corporate profile.
In connection with the Up-C Collapse, the Rocket Companies’ board of directors authorized and declared a cash dividend of $0.80 per share to the holders of Rocket’s Class A common stock (the “Special Dividend”). The Special Dividend will be paid on April 3, 2025, to holders of the Class A common stock of record as of the close of business on March 20, 2025.

Additional Resources
Associated presentation materials regarding the transaction are available on the investor relations section of each company’s website.
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Important Information for Investors and Stockholders
In connection with the proposed transaction, Rocket plans to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”), containing a prospectus of Rocket and a proxy of Redfin (the “Proxy Statement/Prospectus”). After the Registration Statement has been declared effective by the SEC, the Proxy Statement/Prospectus will be delivered to stockholders of Redfin. Investors and securityholders of Rocket and Redfin are urged to read the Registration Statement and any other relevant documents filed with the SEC, including the Proxy Statement/Prospectus that will be part of the Registration Statement when they are available because they will contain important information about Rocket, Redfin, the proposed transaction and related matters. Investors and securityholders of Rocket and Redfin will be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Rocket and Redfin, without charge, at the SEC’s website (http://www.sec.gov). Copies of the documents filed with the SEC by Rocket will be available free of charge under the SEC Filings heading of the Investor Relations section of Rocket’s website at ir.rocketcompanies.com. Copies of the documents filed with the SEC by Redfin will be available free of charge under the Financials & Filings heading of the Investor Relations section of Redfin’s website investors.redfin.com.
No Offer or Solicitation
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Participants in the Solicitation
Rocket and Redfin and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Redfin’s stockholders in respect of the transaction under the rules of the SEC. Information regarding Rocket’s directors and executive officers is available in Rocket’s Annual Report on Form 10-K for the year ended December 31, 2024 and Rocket’s proxy statement, dated April 26, 2024, for its 2024 annual meeting of stockholders, which can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. Any changes in the holdings of the Rocket’s securities by Rocket’s directors or executive officers from the amounts described in Rocket’s 2024 proxy statement have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of Rocket’s 2024 proxy statement and are available at the SEC’s website at www.sec.gov. Information regarding Redfin’s directors and executive officers is available in Redfin’s Annual Report on Form 10-K for the year ended December 31, 2024 and Redfin’s proxy statement, dated April 25, 2024, for its 2024 annual meeting of stockholders, which can be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. Any changes in the holdings of Redfin’s securities by Redfin’s directors or executive officers from the amounts described in Redfin’s 2024 proxy statement have been reflected in Statements of Change in Ownership on Form 4 filed with the SEC subsequent to the filing date of Redfin’s 2024 proxy statement and are available at the SEC’s website at www.sec.gov. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.
Cautionary Statement Regarding Forward-Looking Information
This communication contains statements herein regarding the proposed transaction between Rocket and Redfin; future financial and operating results; benefits and synergies of the transaction; future opportunities for the combined company; the conversion of equity interests contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) entered into by Rocket and Redfin on March 9, 2025; the issuance of common stock of Rocket contemplated by the Merger Agreement; the expected filing by Rocket with the SEC of the Registration Statement and the Proxy Statement/Prospectus; the expected timing of the closing of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. Such forward-looking statements are based upon current beliefs, expectations and discussions related to the proposed transaction and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.
Risks and uncertainties include, among other things, (i) the risk that the proposed transaction may not be completed in a timely basis or at all, which may adversely affect Rocket’s and Redfin’s businesses and the price of their respective securities; (ii) the potential failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction, including stockholder approval by Redfin’s stockholders, and the potential failure to satisfy the other conditions to the consummation of the proposed transaction; (iii) the effect of the announcement, pendency or completion of the proposed transaction on each of Rocket’s or Redfin’s ability to attract, motivate, retain and hire key personnel and maintain relationships with lead agents, partner agents and others with whom Rocket or Redfin does business, or on Rocket’s or Redfin’s operating results and business generally; (iv) that the proposed transaction may divert management’s attention from each of Rocket’s and Redfin’s ongoing business operations; (v) the risk of any legal proceedings related to the proposed transaction or otherwise, including the risk of stockholder litigation in connection with the proposed transaction, or the impact of the proposed transaction thereupon, including resulting expense or delay; (vi) that Rocket or Redfin may be adversely affected by other economic, business and/or competitive factors; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require payment of a termination fee; (viii) the risk that restrictions during the pendency of the proposed transaction may impact Rocket’s or Redfin’s ability to pursue certain business opportunities or strategic transactions; (ix) the risk that the anticipated benefits and synergies of the proposed transaction may not be fully realized or may take longer to realize than expected; (x) the impact of legislative, regulatory, economic, competitive and technological changes; (xi) risks relating to the value of Rocket securities to be issued in the proposed transaction; (xii) the risk that integration of the Rocket and Redfin businesses post closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction; and (xiii) the effect of the announcement, pendency or completion of the proposed transaction on the market price of the common stock of each of Rocket and Redfin.
These risks, as well as other risks related to the proposed transaction, will be described in the Registration Statement that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here and the list of factors to be presented in the Registration Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Additional factors that may affect future results are contained in each company’s filings with the SEC, including each company’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are available at the SEC’s website http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed.
About Rocket Companies
Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Rocket Homes, Rocket Close, Rocket Money and Rocket Loans.

With more than 65 million call logs each year, 10 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled home ownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 22 times – the most of any mortgage lender.
For more information, please visit our Corporate Website or Investor Relations Website.
About Redfin
Redfin (www.redfin.com) is a technology-powered real estate company. We help people find a place to live with brokerage, rentals, lending, and title insurance services. We run the country's #1 real estate brokerage site. Our customers can save thousands in fees while working with a top agent. Our home-buying customers see homes first with on-demand tours, and our lending and title services help them close quickly. Our rentals business empowers millions nationwide to find apartments and houses for rent. Since launching in 2006, we've saved customers more than $1.6 billion in commissions. We serve approximately 100 markets across the U.S. and Canada and employ over 4,000 people.
Contacts
Media
Aaron Emerson
Chief Communications Officer
AaronEmerson@rocket.com
Leigh Parrish
Joele Frank, Wilkinson Brimmer Katcher
lparrish@joelefrank.com
Investors
Sharon Ng
Head of Investor Relations
SharonNg@rocket.com
Meg Nunnally
Head of Investor Relations
ir@redfin.com